Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Cepton, Inc.

KOITO MANUFACTURING CO., LTD.

Project Camaro Holdings, LLC

Project Camaro Merger Sub, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed maximum aggregate value of transaction(1)		Fee rate	Amount of filing fee
Fees to be Paid	$42,584,742.96	(2)	0.00014760	$6,285.51	(3)
Fees Previously Paid	—			—
Total Transaction Valuation	$42,584,742.96
Total Fees Due for Filing				$6,285.51
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$6,285.51	(4)

Table 2 – Fee Offset Claims and Sources

							Fee paid
							with fee
	Registrant or	Form or	File	Initial	Filing	Fee offset	offset
	filer name	filing type	number	filing date	date	claimed	source
Fee Offset Claims		PREM14A	001-39959	September 25, 2024		$6,285.51
Fee Offset Sources	Cepton, Inc.	PREM14A	001-39959		September 25, 2024		$6,285.51

(1)	Title of each class of securities to which the transaction applies: common stock, par value $0.00001 per share, of Cepton, Inc. (the “common stock”).

(2)

Aggregate number of securities to which transaction applies: As of the close of business on September 24, 2024, the maximum number of shares of common stock to which this transaction applies is estimated to be 13,545,868, which consists of:

(a) 11,805,262 shares of common stock entitled to receive the per share merger consideration of $3.17, excluding the common stock held by KOITO MANUFACTURING CO., LTD. and the common stock subject to the Rollover Agreement, dated July 29, 2024;

(b) 354,739 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $3.17 minus the applicable exercise price (to the extent the merger consideration exceeds such exercise price); and

(c) 1,385,867 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $3.17.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding Company Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant in respect of Common Stock and shall become a Company Warrant exercisable for the per share merger consideration of $3.17. If a holder properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the merger pursuant to a current report on Form 8-K, the Warrant Price, as defined in the Warrant Agreement, with respect to such exercise shall be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (a) the Warrant Price in effect prior to such reduction minus (b) (i) the per share merger consideration of $3.17 minus (ii) the Black-Scholes Warrant Value (as defined in the Warrant Agreement). As of the close of business on September 24, 2024, the Company estimated that the Warrant Price, as adjusted pursuant to the foregoing sentence, to be $3.1688 and, accordingly, the Company does not expect any Company Warrants to be exercised following the Effective Time and has excluded the Company Warrants from the maximum number of shares of the Company’s common stock to which this transaction applies in the table above.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding award of Company PSUs that is outstanding immediately prior to the Effective Time will vest as to the number of Company PSUs determined in accordance with the applicable award agreement and will be canceled and converted into the right to receive (without interest), at or promptly after the Effective Time, an amount in cash (without interest) determined by multiplying (i) the per-share merger consideration by (ii) the number of shares of common stock underlying such vested Company PSUs, less any withholding taxes. Any Company PSU that is not vested as of immediately prior to the Effective Time will be canceled at the Effective Time without payment of any consideration therefor. As of the close of business on September 24, 2024, it is expected that the outstanding Company PSUs will not vest and will be cancelled without payment at the Effective Time.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 24, 2024, the underlying value of the transaction was calculated based on the sum of

(a) the product of 11,805,262 shares of common stock and the per share merger consideration of $3.17;

(b) the product of 345,543 shares of common stock underlying stock options and $2.17 (which is the difference between the per share merger consideration of $3.17 and the applicable exercise price of $1.00);

(c) the product of 9,196 shares of common stock underlying stock options and $2.07 (which is the difference between the per share merger consideration of $3.17 and the applicable exercise price of $1.10); and

(d) the product of 1,385,867 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $3.17.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.

(4)	Cepton. Inc previously paid $6,285.51 upon the filing of its Preliminary Proxy Statement on Schedule 14A on September 25, 2024 in connection with the transaction reported hereby.